Exhibit 99.2

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

DANKA

Moderator: Doug Pray

November 6, 2007

9:00 am CT

Operator:	After the tone, please state and spell your first and last name, company name, and telephone number followed by the pound key.

Operator:	...playback commands, press the pound key at any time.

Operator:	Good morning. My name is (Tasha) and I will be your conference operator today. At this time, I would like to welcome everyone to the Danka Second Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you. Mr. Pray, you may begin your conference.

Doug Pray:	Thank you operator. And welcome to Danka’s Fiscal 2008 Second Quarter Results call for quarter ending September 30, 2007.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Discussing the results will the Chairman and CEO AD Frazier and CFO Ed Quibell. After our remarks, we’ll be happy to take your questions.

Please be aware that certain statements during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the safe harbor protection afforded by this act for any such statements.

Those statements involving number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements, which reflect our analysis only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s Web site, danka.com, or from investor relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our Web site.

As a matter of policy, we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via special dial in number and our Web site.

Details can be found at danka.com or in our October 31 news release announcing this call.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Now here’s Chairman and CEO AD Frazier.

AD Frazier:	Thank you Doug and good morning. I’m pleased to be speaking with you again today. As you saw in the news release, our performance in the second quarter (unintelligible) for the second fiscal quarter of 2008 was disappointing.

As we continue to make the transformation of Danka into a new and different organization in the United States, I consider this a bump in the road and we will get past it.

Consolidated quarter-to-quarter revenues declined 1% primarily resulting from a loss momentum in certain of our retail services market. Ed’s going to talk about this in greater detail in a few minutes.

Nevertheless we achieved positive operating earnings. We also began to experience the benefits related to the financial restructuring that was completed in July, especially that important yet time-consuming burden is now out of the way and will not be reflected again in our financial statements.

We’re focusing squarely on the continued evolution of Danka as a prominent multi-line distribution force in the company’s sweet spot, small to medium enterprise markets 75-mile radius of the cities in which we have offices.

Intend to grow each of these business areas efficiently and profitable. Part of an overall effort to achieve profitable growth, identified a number of strategies that will help optimize results of the organization’s efforts going ahead.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

To do this we have begun to realign our existing two regional business units into one unified organization under President and made Bill Troxel President of Field Operations and he will - he has previously led the eastern unit and now he will lead the entire company.

Bill has been a steady contributor to the organization and is a seasoned experienced veteran in this business. Over many years of service with a number of companies and he has a strong hand on the operations that I expect to see demonstrably improved results as a result of his efforts.

Has a demonstrated track record of success building both product and market sales in the past and I’m sure he will continue that success as he leads our field organization in the future.

His first objective of course is to identify the best talent in the organization believe what will become six regional teams around the country instead of the current 12.

As you no doubt expect, we anticipate this approach will produce some cost savings and has produced some cost savings as well as we shift and in some cases reduce headcount.

We’re also looking throughout the organization to find efficiencies wherever we can. When we have done so, the positive effects of these changes will be felt in the last two months of this quarter.

Additionally we will continue to refine our go to market strategies in conjunction with strong support from our vendors as we increase our already strong presence in the highly desirable small to medium size enterprise market.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Our relationship with key vendors especially Canon, Toshiba and Kodak and HP remains strong. I have recently had the opportunity to meet with and I will have future opportunities to meet with our vendors in Japan this coming week. And we expect to have good business discussions with all of them.

We appreciate our vendor relationships and our vendor support. Each of them has reinforced his or her or their desires to work with and be a part of Danka’s business operation. Their support is invaluable and their product lines exceptional.

We also expect to complete in the weeks ahead two somewhat different related strategic business relationship agreements. I can’t talk about the names of these perspective partners or disclose the framework of the deals now.

But it is an effort on our part to expand our business and realize growth in our top line in some markets where we’re not having significant growth, don’t even have a significant presence today.

Expect a favorable impact to these developments to be felt in the latter part of this fiscal year and well into 2009. We’ll let you know what’s going on here and announce these things as the developments allow.

I’ll now turn the proceedings over to Ed Quibell for his review of the company’s financial performance and I’ll speak with you again in a moment.

Ed Quibell:	Thank you AD and good morning. As AD mentioned, during the quarter we successfully paid off our existing bond debt with the proceeds from (unintelligible) Europe and from our new financing with GE leaving us with $125 million of debt as compared to the $250 million at our fiscal year ended March 2007.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

As I mentioned last quarter, this has resulted in our interest expense dropping from approximately $29 million per annum to approximately $13 million per annum.

Looking at our second quarter, let’s start with the income statement. Consolidated revenue for the quarter was $105.2 million down from the previous quarter by 1% and down by 3.5% from the prior year quarter.

The decline from the previous quarter and on a year over year basis is predominantly non-services revenue, which I will cover shortly.

Retail equipment, supplies and related sales for the quarter was $47.5 million up $1.4 million from the previous quarter down slightly by $500,000 from the prior year quarter.

Although we were up over last quarter, we did not achieve our targeted level of sales due to certain areas not performing and a large deal slipping to the third quarter. We have made some internal adjustments to address performance in the field.

Retail services revenue was $54.6 million for the quarter down 4.6% sequentially and down 5.8% when compared to the same quarter in the prior year.

This marks a break from our four-quarter trend of stabilized service revenue. The reduction was due to loss of several large customers, some due to the sub prime issues and some seasonal usage decline.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Traditionally our usage does drop in second quarter each year. We also saw some continued analog to digital movement with a result in reduction in service rates.

Rental revenue was $3.1 million for the quarter up 8.7% from the prior quarter and up 3.5% for the same quarter last year.

Now turning to margins. Consolidated growth margins for the second quarter was 34.9% as compared to 36.2% last quarter and 34.4% last year.

The decreased quarter over quarter was mainly due to our reduced service revenue while our equipment sales margin was relatively flat from quarter to quarter. Both equipment and service margins are up on a year over year basis.

Our selling, general and administrative expenses for the quarter was 37.2%, I mean $37.2 million or 35.4% of the total revenue as compared to $36.3 million or 34.1% of the total revenue last quarter and $36.8 million or 33.8% of total revenue in the prior year quarter.

Each costs are still too high and we are working to reduce the percentage of revenue to the target of 33% that I mentioned last quarter.

In the quarter we recorded a $1 restructure credit due to the sublease on our two floors of our field support office in St. Petersburg. This resulted in our second quarter in a row positive operating earnings.

Eight hundred thousand dollars this quarter and $1.8 million last quarter. This quarter’s operating earnings were consistent with operating earnings of $800,000 in the same quarter of a year ago.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Debt interest expense this quarter was $4.4 million, which still contained some interest related into our prepaid bonds.

Our net interest expense for the same quarter last year was $7.5 million. This quarter we also recognized a one-time charge of $9.7 million for the prepayment of the senior bonds.

Tax expense was $400,000 in the quarter and a loss from discontinued operations amounts to $800,000. This resulted in a net loss of $14.4 million versus a $5 million net loss last quarter and net income of $5.6 million last year.

That’s the net loss excluding the 101 prepayment penalty and the gain or loss from the sale of discontinued operations was $3.9 million this quarter compared to a loss of $7.1 million a year ago.

Now let’s look at the balance sheet. Net cash and restricted cash totaled $20 million as compared to the $274.7 million last quarter and $18.7 million in prior year.

Our decrease in cash is a result of the early repayment of the bond debt I mentioned earlier.

Accounts receivable DSOs, days sales outstanding were flat for the quarter at 32 days. Our billing and collections continue to be a key focus and are continually improving.

On a year over year basis, our accounts receivable DSOs have improved by 10 days.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Annuity levels decreased to $31.1 million from $32.9 million in the prior quarter and down $2.1 million from the prior year second quarter.

Accounts receivable and accrued accounts payable and accrued expenses of $82 million decreased by $10 million from the prior quarter and are down $35.8 million on a year over year basis.

The decrease is a result of our continuing efforts to bring our payables more current.

Capital expenditures were $2.2 million for the quarter as compared to $1.7 million in the prior quarter and $3.4 million in the prior year quarter.

Our second quarter was a challenging quarter for us as we continue to fine-tune our business in a difficult and changing market.

Thank you. Let me now hand you back to AD.

AD Frazier:	Thanks Ed. I got a few additional comments before we take the questions.

First I want to ask you to bear in mind that the strategies of the organizational changes that we made earlier are not knee jerk reactions to any one event. I mean these are natural steps that result in the reshaping of our organization to a profitable business.

Ed identified the factors that relate to the drop in service revenue as well as our hardware results. But the issues that we face here imminently fixable.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

In fact we’ve taken the actions, the beginning actions, to fix those already including leadership changes and increased emphasis on prospect and opportunity management.

Targeting our training better and we’re backfilling our hiring with seasoned professionals.

I commented previously on our vendor support and I would echo one more time that we appreciate the very fine support we’ve got from our primary vendors, Canon, Toshiba and Kodak and HP. We’ve had success with all their product lines.

I want to comment also on some noteworthy customer wins. During last quarter’s call, I noted we had just been awarded a major win in our own back yard at Pinellas County school system where they chose us over a number of our major competitors.

That deal has since closed and we enjoyed—and we’ve implemented it fortunately in time for school to start. We’ve enjoyed tremendous implementation success.

Subsequently, we’ve learned that other area school districts are interested in pursuing the same copier strategy as Pinellas County did. Essentially we were taking the school district from analog structure to a digital structure and networking them.

So others are interested in working with us on the same basis. Nothing begets success like success.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

The second quarter also we included a win with a large independent school district in the state of Texas.

Also a direct mail order house operation in south New Jersey had purchased a number of high volume machines, a large medical facility in the state of Arizona and a large healthcare facility in the southeast.

So our customers—we’re continuing to gain customers in our sweet spot and that is what we’re focusing our entire efforts on as well in verticals where we think we have created distinguishing software hardware combinations that make business management more efficient for the vertical organization involved.

Our digital solution center continues to deliver excellent differentiated results for us. This as many of you know is a state of the art helpdesk and technical center. It is unrivaled in the industry in our opinion.

We made this available during the last year to our customers as well as to our service techs as a tertiary source of — the techs were using it in the field as a source of information. Now we’ve made it available to our customers.

And our efforts are paying off because now we’re handling 38% more calls than anytime last year with no additional headcount I might add and contributing positively to both the customer satisfaction and efficiency and to improved earnings.

As we had hoped, we’re going after caller—our caller placements were up 12% from Q1 to Q2 and are up 68% on a year over year basis. Color clicks were up approximately 5% from Q1 last year, approximately 14% year over year. And high volume clicks remain constant on a sequential quarter-to-quarter basis.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

These are the areas of emphasis of our country - of our company obviously and we’re pleased to be focusing on those and making progress on those.

We’re also making excellent progress with the new Canon Imagepress 7000 product, which has met with very fine reaction in the marketplace.

As we strive to become a company of experts, we have intensified our training programs at every level. We just installed a new manager’s training program that will begin literally this week.

And our sales and service leadership will be increasing their training throughout the balance of the year.

Despite the difficulties we had in the second quarter in terms of operating performance, I remain upbeat and enthusiastic about the accomplishments we’ve made so far and about the prospects for the future.

We have as I told you before, a very, very fine team of seasoned veterans and young energetic new people and I’m pleased to look forward to the progress that we’re going to make reshaping Danka into the business that we want it to look like to a position where we can sustain a competitive position and growth for the future.

I look forward to sharing our further progress with you and we’ll be giving you the results in our next quarterly call. Thank you and I’ll ask you now if you have any questions.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Operator:	At this time I would like to remind everyone in order to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Rob Brown).

(Rob Brown):	...margin. I just wanted to - if you could just give a little color on kind of what drove it - it’s probably not - sorry.

Ed Quibell:	(Rob) can you say that again?

((Crosstalk))

(Rob Brown):	Yeah. I said you had a nice bump in your service, growth margins, and I’m wondering if you could just give a little color in what drove it and should we see continued progress in this area and then maybe discuss if you have some thoughts about where that could go.

AD Frazier:	I’ll start it (unintelligible) Ed. We are in Washington, D.C. and talking in a different location on a different phone system, one which we are not familiar with by the way.

So you’ll pardon us if it takes a little while to get everything back together.

Service margin for us is something that our management team is always working to fine tune. There was one development this year that we expected to have significant - caused us to have significant improvement in earnings and service margins. And that is the implementation of our mobile field services technology.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

We’re probably a quarter behind where we might have expected to be on that. We finished it in the end of Q2 and now all of our service techs who are need of it have the mobile field services technology device. They’ve been trained on how to use it and it gives them a lot more flexibility in call management, parts management and the like

We’ve seen the results of that show up already in slight improvement in parts utilization and I don’t know whether it’s attributable to that or not, but for the first time I can recall, completed calls per day are up to 4.36 which is the first it’s been over four in my time here.

When you do that sort of thing, your costs are more effectively spread and your margin improves. So I frankly see that as a game changer for us. And it’s probably going to be a hundred to a hundred fifty basis points in improvement in margin that we’ll be able to sustain over time.

(Rob Brown):	Okay. Great. Thank you. And also, you mentioned that there was some SG&A cost benefit by streamlining your management structure. Can you give us a sense of how much that is or could be?

AD Frazier:	Yeah. It’s several millions of dollars. The impact of it, we’ve done the changes and we intend to make - we have - nobody likes to do these sort of things. They’re not pleasant, but they were done. And the impact of that will be felt for the final two months of this quarter into next quarter into next year.

And we rationalized the two field organizations into one. In the first case we were trying to begin this transformation, it didn’t bother me. In fact I obviously agreed that we should have two organizations where we were making so many significant changes (unintelligible) market.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Now as we become - it’s become more of a standard Danka approach, having one field organization makes a lot of sense. And as such the overhead and infrastructure related, one of those is not necessary.

These are not bad people. In fact they’re good people who we let go. But we don’t need two of them.

(Rob Brown):	Right. Good. Thank you. And I guess last thing, could you elaborate a little more on your new strategic initiatives to get a little background?

Man:	Sure.

(Rob Brown):	But, should we look for these to be in your core business or an expansion to your core business or how should we think about it?

AD Frazier:	Thank you for the question. We’re not trying to be something different than we are. We’re a copier company.

What we expect to do is we expect to engage in a new strategic relationship in markets where we are strong with neither Toshiba nor Canon. We expect our Canon and Toshiba businesses to continue to thrive. Love those vendors. They are great for us.

Our Kodak high volume business has been successful and we’re actually increasing significantly the number of people we have devoted to the high volume business.

We’ve seen success with the Canon C7000 and that’s part of the high volume team. And with the Kodak products, we continue to have great success.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

But our markets where we are not strong with any of those, so the idea of working with another strategic relationship to go into those markets where we have branches but haven’t had great strength in bringing another product into our portfolio is what we intend to do and we’ll have more on that when we announce later.

But it is a deal that we expect to grow over time and it’s - we’re pretty enthusiastic about growing our company in addition to existing vendors we have through penetrating some of these markets more effectively than we have in the past.

We’ve got to always look at refreshing our go to market strategy. We focused on specific geographies we want. Some of them we didn’t - wanted achieving success but we don’t want to be there, so now we have another tool in our toolkit to go get them.

(Rob Brown):	Okay. Great. Thank you.

Man:	Thanks (Rob).

Operator:	Your next question comes from (Alberto Tome).

(Alberto Tome):	Hi. Yes, I’m trying to attain a better understanding of the adjusted (unintelligible) excludes one time or recurring instances. And I noticed on the cash flow statement you had negative $727,000 related to gain and sale of PP&E.

And you also had proceeds form sales of equipment on op leases of $198,000. Were those included in the operating income; those two figures or were they below the operating income line?

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

Ed Quibell:	They are below the operating income line.

(Alberto Tome):	Oh, below. Okay.

Ed Quibell:	But, in other words, the sale of a property that we had in the U.K. with the sale of our European operation didn’t go with the deal...

(Alberto Tome):	Okay.

Ed Quibell:	...or the building.

(Alberto Tome):	Are there any other one time or non recurring items above the operating line that we should be excluding?

Ed Quibell:	No, there are also costs that we’re incurring as we’re looking at our overall restructure that we have to write off probably to the tune of, you know, of $200,000 which ultimately might be written off against any deal we do as we do a restructure. So that’s about the only small item; there’s nothing else.

(Alberto Tome):	Okay. Great. Thank you.

Man:	Thanks.

Operator:	Again, if you would like to ask a question, press star 1. And at this time there are now questions.

AD Frazier:	Okay. Well, we thank all of you for joining us on the call today. We usually have a pretty good representation from our staff who call in from various locations around the country.

DANKA

Moderator: Doug Pray

11-06-07/9:00 am CT

Confirmation # 21210684

And to them I say thanks again for the good work that you’ve done so far and keep it up. It’s a fine team that I’m proud to be associated with. And we look forward to continuing to improve our focus and direction in the quarter and quarters ahead.

Thank you so much for being here with us today and with that we’ll conclude our call.

Man:	Thank you.

Operator:	This concludes today’s call. You may now disconnect.

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